As filed with the Securities and Exchange Commission on October 1, 2020

Registration No. 333-246314

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Benitec Biopharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	84-462-0206
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3940 Trust Way Hayward, California 94545 (510) 780-0819

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Jerel Banks

Chief Executive Officer

3940 Trust Way

Hayward, California 94545

(510) 780-0819

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ben D. Orlanski, Esq. Matthew S. O’Loughlin, Esq. Proskauer Rose LLP 2029 Century Park East, Suite 2400 Los Angeles, CA 90067-3010 (310) 557-2900 (310) 557-2193–Facsimile	Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 (212) 262-6700 (212) 262-7402-Facsimile

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, $0.0001 par value per share(2)(3)	$11,500,000	$1,493
Pre-funded warrants to purchase shares of common stock and common stock issuable upon exercise thereof(3)	$10,000,000	$1,298
Total(4)	$21,500,000	$2,791

1)

Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

2)	Includes the additional shares of common stock that the underwriter has the option to purchase to cover over-allotments, if any.
3)

The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the common stock issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $11,500,000 (including the underwriter’s option to purchase additional shares of common stock).

4)	The Registrant previously paid a fee of $2,596 in connection with the initial filing of the registration statement on August 14, 2020.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 1, 2020

Preliminary Prospectus

1,666,666 Shares of Common Stock,

Pre-funded Warrants to Purchase 1,666,666 Shares of Common Stock

1,666,666 Shares of Common Stock underlying the Pre-funded Warrants

We are offering 1,666,666 shares of our common stock.

We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be exercisable for one share of our common stock and will be exercisable at any time after its original issuance until exercised in full. The purchase price of each pre-funded warrant will be equal to the price at which a share of common stock are sold to the public in this offering, minus $0.01, and the exercise price of each pre-funded warrant will be $0.01 per share. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis.

Our common stock is listed on The Nasdaq Capital Market under the symbol “BNTC.” On September 29, 2020, the last reported sale price of our common stock on The Nasdaq Capital Market was $6.00. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to apply for listing of the pre-funded warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

The public offering price per share will be determined between us, the underwriter and purchasers based on market conditions at the time of pricing, and may be at a discount to the current market price of our common stock. Therefore, the recent market price used throughout this prospectus may not be indicative of the actual public offering price.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 19.

	Per Share of Common Stock	Per Pre-Funded Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us (before expenses)	$	$	$

(1)

We have agreed to reimburse certain expenses of the underwriter, including a management fee equal to 1% of the gross proceeds of this offering, which are not included in the table above. See “Underwriting” for a description of the compensation payable to the underwriter.

We have granted the underwriter a 30-day option to purchase an aggregate of up to 249,999 additional shares of our common stock from us at the public offering price per share, less the underwriting discounts and commissions. The underwriter may exercise its option to acquire additional shares for the sole purpose of covering over-allotments. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the securities offered hereby is expected to be made on or about                    , 2020.

Sole Book-Running Manager

H.C. Wainwright & Co.

The date of this prospectus is                    , 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (“SEC”). You should rely only on the information contained in this prospectus or contained in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriter has not, authorized anyone to provide you with information that is different from that contained in such prospectuses. We and the underwriter are offering to sell shares of our common stock and pre-funded warrants which may be exercised for shares of common stock, and seeking offers to buy shares of our common stock and our pre-funded warrants, only in jurisdictions where such offers and sales are permitted. For investors outside the United States: We have not, and the underwriter has not, taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

This prospectus and the information incorporated herein by reference contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.” We urge you to read carefully this prospectus, together with the information incorporated herein by reference before deciding whether to participate in the offering hereunder.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part and in any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context otherwise requires, the terms “Benitec,” the “Company,” “we,” “us,” “our” and similar terms used in this prospectus refer (i), prior to the Re-domiciliation (as defined herein) to Benitec Biopharma Limited (BBL), an Australian corporation, and its subsidiaries, and (ii), following the Re-domiciliation, to Benitec Biopharma Inc., a Delaware corporation, and its subsidiaries (including Benitec Limited). Any references to “Benitec Limited” or “BBL” refer to Benitec Biopharma Limited, an Australian corporation.

All references to “$” in this prospectus refer to U.S. dollars. All references to “A$” in this prospectus mean Australian dollars. As of June 30, 2020, the rate of exchange of U.S. dollars to Australian dollars was 1.4541 AUD.

Our fiscal year-end is June 30. References to a particular “fiscal year” are to our fiscal year ended June 30 of that calendar year.

INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market and industry conditions and market share from third-party sources or based upon estimates using such sources when available. We believe that such information and estimates are reasonable and reliable. We also believe the information extracted from publications of third-party sources has been accurately reproduced. However, we have not independently verified any of the data from third-party sources. Similarly, our internal research is based upon our understanding of industry conditions, and such information has not been verified by any independent sources.

TRADEMARKS AND TRADENAMES

We have proprietary and licensed rights to trademarks used in this prospectus which are important to our business, many of which are registered under applicable intellectual property laws. These trademarks include:

•	BENITEC BIOPHARMA®

•	BENITEC®

•	GIVING DISEASE THE SILENT TREATMENT®

•	SILENCING GENES FOR LIFE®

Solely for convenience, trademarks and trade names referred to in this prospectus appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project,” or the negative of these terms, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and factors include:

•	the success of our plans to develop and potentially commercialize our product candidates;

•	the timing of the initiation and completion of preclinical studies and clinical trials;

•	the timing and sufficiency of patient enrollment and dosing in any future clinical trials;

•	the timing of the availability of data from clinical trials;

•	the timing and outcome of regulatory filings and approvals;

•	unanticipated delays;

•	sales, marketing, manufacturing and distribution requirements;

•	market competition and the acceptance of our products in the marketplace;

•	regulatory developments in the United States;

•	the development of novel AAV vectors;

•	the plans of licensees of our technology;

•	the clinical utility and potential attributes and benefits of ddRNAi and our product candidates, including the potential duration of treatment effects and the potential for a “one shot” cure;

•	our dependence on our relationships with collaborators and other third parties;

•	expenses, ongoing losses, future revenue, capital needs and needs for additional financing;

•	our intellectual property position and the duration of our patent portfolio;

•	the impact of local, regional, and national and international economic conditions and events; and

•	the impact of the current COVID-19 pandemic, the disease caused by the SARS-CoV-2 virus, which may adversely impact our business and preclinical and future clinical trials;

as well as other risks detailed under the caption “Risk Factors” in this prospectus and in other reports filed with the SEC. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and important factors currently known by us and our expectations of the future, about which we cannot be certain.

We have based the forward-looking statements included in this prospectus and in the documents incorporated herein by reference on information available to us on the date of this prospectus or on the date thereof. Except as required by law we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures that we may make directly to you or through reports that we, in the future, may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

All forward-looking statements included herein or in documents incorporated herein by reference are expressly qualified in their entirety by the cautionary statements contained or referred to elsewhere in this prospectus.

SUMMARY

This summary highlights information contained in other parts of this prospectus and in the documents incorporated by reference herein and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus and the documents incorporated by reference herein, including our consolidated financial statements and the related notes, and the information set forth under the section titled “Risk Factors,” as well as those risk factors included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 and any subsequent Quarterly Report on Form 10-Q. Some of the statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements that involve risks and uncertainties. See the information set forth under the section “Cautionary Note Regarding Forward-Looking Statements.”

Company Overview

We endeavor to become the leader in discovery, development, and commercialization of therapeutic agents capable of addressing significant unmet medical need via the application of the silence and replace approach to the treatment of genetic disorders.

Benitec Biopharma Inc. (“Benitec” or the “Company” or in the third person, “we” or “our”) is a development-stage biotechnology company focused on the advancement of novel genetic medicines with headquarters in Hayward, California. The proprietary platform, called DNA-directed RNA interference, or ddRNAi, combines RNA interference, or RNAi, with gene therapy to create medicines that facilitate sustained silencing of disease-causing genes following a single administration. The Company is developing ddRNAi-based therapeutics for chronic and life-threatening human conditions including Oculopharyngeal Muscular Dystrophy (OPMD), and Chronic Hepatitis B.

BB-301 is the most advanced ddRNAi-based genetic medicine currently under development by Benitec. BB-301 is an internally optimized, adeno-associated virus (“AAV”) -based gene therapy agent that is designed to both silence the expression of mutated, disease-causing genes (to slow, or halt, the underlying mechanism of disease progression) and replace the mutant genes with normal, “wild type” genes (to drive restoration of function in diseased cells). This fundamental approach to disease management is called “silence and replace” and this biological mechanism offers the potential to restore the underlying physiology of the treated tissues and, in the process, improve treatment outcomes for patients suffering from the chronic and, potentially, fatal effects of Oculopharyngeal Muscular Dystrophy (OPMD). BB-301 has been granted Orphan Drug Designation in the United States and the European Union.

Through the combination of the targeted gene silencing effects of RNAi and the durable transgene expression achievable via the use of modified viral vectors, the silence and replace approach has the potential to produce long-term silencing of disease-causing genes along with simultaneous replacement of wild type gene function following a single administration of the proprietary genetic medicine. We believe this novel attribute of the investigational agents under development by Benitec may facilitate the achievement of robust clinical activity while greatly reducing the dosing frequencies traditionally expected for medicines employed for the management of chronic diseases. Additionally, the establishment of chronic gene silencing and gene replacement may significantly reduce the risk of patient non-compliance during the course of medical management of potentially fatal clinical disorders.

We will require additional financing to progress our product candidates through to key inflection points.

Our Strengths

We believe that the combination of our proprietary ddRNAi technology and our deep expertise in the design and development of genetic medicines, and specifically ddRNAi-based therapeutics, will enable us to achieve and maintain a leading position in gene silencing and gene therapy for the treatment of human disease. Our key strengths include:

•	A first mover advantage for ddRNAi-based therapeutics;

•

A proprietary ddRNAi-based silence and replace technology platform that may potentially enable the serial development of single-administration therapeutics capable of facilitating sustained, long-term silencing of disease-causing genes and concomitant replacement of wildtype gene function;

•

A proprietary AAV vector technology which improves the endosomal escape capability of virus produced in insect cells using a baculovirus system. This technology has broad application in AAV-based gene therapies;

•

The capabilities to drive the development of a pipeline of programs focused on chronic diseases with either large patient populations, including Chronic Hepatitis B virus infection, or rare diseases, which may potentially support the receipt of Orphan Drug Designation, including OPMD; and

•

A growing portfolio of patents protecting improvements to our ddRNAi, and silence and replace, technology and product candidates through at least 2036, with additional patent life anticipated through at least 2040.

Our Strategy

We endeavor to become the leader in discovery, development, and commercialization of therapeutic agents capable of addressing significant unmet medical need via the application of the silence and replace approach to the treatment of genetic disorders. We apply the following general strategy to drive the Company towards these goals:

•	Selectively develop proprietary and partnered programs; and

•

Continue to explore and secure research and development partnerships with global biopharmaceutical companies supported by the differentiated nature of our scientific platform and intellectual property portfolio.

Our senior leadership team will continue to explore partnership opportunities with global biopharmaceutical companies, as we expect that the unique attributes of the proprietary ddRNAi and silence and replace approaches, and the breadth of potential clinical indications amenable to our proprietary methods, to support the formation of collaborations over a broad range of diseases with significant unmet medical need.

We seek to actively protect our intellectual property and proprietary technology. These efforts are central to the growth of our business and include:

•

Seeking and maintaining patents claiming our ddRNAi and silence and replace technologies and other inventions relating to our specific products in development or that are otherwise commercially and/or strategically important to the development of our business;

•	Protecting and enforcing our intellectual property rights; and

•	Strategically licensing intellectual property from third parties to advance development of our product candidates.

Our Technology—ddRNAi and Silence and Replace

Our proprietary technology platforms are designated as DNA-directed RNA interference, or ddRNAi, and “silence and replace.” ddRNAi is designed to produce long-term silencing of disease-causing genes, by combining RNA interference, or RNAi, with viral delivery agents typically associated with the field of gene therapy (i.e. viral vectors). Modified AAV vectors are employed to deliver genetic constructs which encode short hairpin RNAs that are, then, serially expressed and processed, to produce small interfering RNA, or siRNA, molecules within the transduced cell for the duration of the life of the target cell. These newly introduced siRNA molecules drive long-term, and potentially permanent, silencing of the expression of the disease-causing gene. The silence and replace approach further bolsters the biological benefits of long-term silencing of disease-causing genes by incorporating multifunctional genetic constructs within the modified AAV vectors to create an AAV-based gene therapy agent that is designed to both silence the expression of mutated, disease-causing genes (to slow, or halt, the underlying mechanism of disease progression) and, simultaneously, replace the mutant genes with normal, “wild type” genes (to drive restoration of function in diseased cells). This fundamentally distinct approach to disease management offers the potential to restore the underlying physiology of the treated tissues and, in the process, improve treatment outcomes for patients suffering from the chronic and, potentially, fatal effects of diseases like Oculopharyngeal Muscular Dystrophy (OPMD).

Traditional gene therapy is defined by the introduction of an engineered transgene to correct the pathophysiological derangements derived from mutated or malfunctioning genes. Mutated genes can facilitate the intracellular production of disease-causing proteins or hamper the production of critical, life-sustaining, proteins, and the introduction of a new transgene can facilitate the restoration of production of normal proteins within the diseased cell, thus, restoring natural biological function. Critically, the implementation of this traditional method of gene therapy cannot eliminate the expression, or the potential deleterious effects of, the underlying mutant gene (as mutant proteins may be continually expressed and aggregate or drive the aggregation of other native proteins within the diseased cell). In this regard, the dual capabilities of the proprietary silence and replace approach to silence a disease-causing gene via ddRNAi and simultaneously replace the wildtype activity of a mutant gene via the delivery of an engineered transgene could facilitate the development of differentially efficacious treatments for a range of genetic disorders.

Overview of RNAi and the siRNA Approach

The mutation of a single gene can cause a chronic disease via the resulting intracellular production of a disease-causing protein (i.e. an abnormal form of the protein of interest), and many chronic and/or fatal disorders are known to result from the inappropriate expression of a single gene or multiple genes. In some cases, genetic disorders of this type can be treated exclusively by “silencing” the intracellular production of the disease-causing protein through well-validated biological approaches like RNA interference (“RNAi”). RNAi employs small nucleic acid molecules to activate an intracellular enzyme complex, and this biological pathway temporarily reduces the production of the disease-causing protein. In the absence of the disease-causing protein, normal cellular function is restored and the chronic disease that initially resulted from the presence of the mutant protein is partially or completely resolved. RNAi is potentially applicable to over 20,000 human genes and a large number of disease-causing microorganism-specific genes.

Figure 1. The siRNA Approach

A small double stranded RNA, or dsRNA, molecule (A, Figure 1), comprising one strand known as the sense strand and another strand known as the antisense strand, which are complementary to each other, is synthesized in the laboratory. These small dsRNAs are called small interfering RNAs, or siRNAs. The sequence of the sense strand corresponds to a short region of the target gene mRNA. The siRNA is delivered to the target cell (B, Figure 1), where a group of enzymes, referred to as the RNA-Induced Silencing Complex, or RISC, process the siRNA (C, Figure 1), where one of the strands (usually the sense strand) is released (D, Figure 1). RISC uses the antisense strand to find the mRNA that has a complementary sequence (E, Figure 1) leading to the cleavage of the target mRNA (F, Figure 1). As a consequence, the output of the mRNA (protein production) does not occur (G, Figure 1). Several companies, including Alnylam Pharmaceuticals Inc. (“Alnylam”), Arbutus Biopharma Corp. (“Arbutus”), and Dicerna Pharmaceuticals Inc. (“Dicerna”), utilize this approach in their RNAi product candidates.

Importantly, many genetic disorders are not amenable to the traditional gene silencing approach outlined in Figure 1, as the diseased cells may produce a mixture of the wildtype protein of interest and the disease-causing, mutant variant of the protein, and the underlying genetic mutation may be too small to allow for selective targeting of the disease-causing variant of the protein through the use of siRNA-based approaches exclusively. In these cases, it is extraordinarily difficult to selectively silence the disease-causing protein without simultaneously silencing the wildtype intracellular protein of interest whose presence is vital to the conduct of normal cellular functions.

Our proprietary silence and replace technology utilizes the unique specificity and robust gene silencing capabilities of RNAi while overcoming many of the key limitations of siRNA-based approaches to disease management.

Our Approach to the Treatment of Genetic Diseases—ddRNAi and Silence and Replace

Our proprietary silence and replace approach to the treatment of genetic diseases combines RNAi with wildtype gene replacement to drive sustained silencing of disease-causing genes and concomitant restoration of functional wildtype genes following a single administration of the therapeutic agent. Benitec employs ddRNAi in combination with classical gene therapy (i.e. transgene delivery via viral vectors) to overcome several of the fundamental limitations of RNAi.

The silence and replace approach to the treatment of genetic disorders employs adeno-associated viral vectors (“AAVs”) to deliver genetic constructs which may, after a single administration to the target tissues:

•	Chronically express RNAi molecules inside of the target, diseased, cells (to serially silence the intracellular production of mutant, disease-causing, protein and the wildtype protein of interest);

•	Simultaneously drive the expression of a wildtype variant of the protein of interest (to restore native intracellular biological processes); and

•

AAV vectors can accommodate the multi-functional DNA expression cassettes containing the engineered wildtype transgenes and the novel genes encoding short hairpinRNA/microRNA molecules (shRNA/miRNA) that are required to support the development of therapeutic agents capable of the achievement of the goals of the silence and replace approach to therapy.

Our silence and replace technology utilizes proprietary DNA expression cassettes to foster continuous production of gene silencing shRNAs and wildtype proteins (via expression of the wildtype transgene). A range of viral and non-viral gene therapy vectors can be used to deliver the DNA construct into the nucleus of the target cell and, upon delivery, shRNA molecules are expressed and subsequently processed by intracellular enzymes into siRNA molecules that silence the expression of the mutant, disease causing protein (Figure 2).

In the silence and replace approach (Figure 2):

•	A DNA construct is delivered to the nucleus of the target cell by a gene therapy vector (A) such as an AAV;

•	Once inside of the nucleus, the DNA construct drives the continuous production of shRNA molecules (B) which are processed by an enzyme called Dicer into siRNAs (C);

•	The processed siRNA is incorporated into RISC and silences the target gene using the same mechanism shown in Figure 1; and

•

When the DNA expression cassette is additionally comprised of a wildtype transgene, upon entry of the DNA construct into the nucleus of the target cell via the use of the AAV vector, the DNA construct also drives the continuous production of wildtype protein (to restore native intracellular biological processes).

Figure 2. The Silence and Replace Approach

Our Pipeline

The following table sets forth our current product candidates and their development status:

Table 1. Pipeline: Oculopharyngeal Muscular Dystrophy and Chronic Hepatitis B Virus Infection

BB-301

BB-301 is a late-stage nonclinical investigational agent currently in development for the treatment of Oculopharyngeal Muscular Dystrophy. BB-301 is the lead pipeline program for Benitec, and IND-enabling studies are currently being conducted. A summary of the BB-301 program is provided in Figure 3.

Figure 3. Overview of the BB-301 Program

BB-103

BB-103 has demonstrated robust nonclinical activity during the evaluation of this agent for the treatment of Chronic Hepatitis B Virus infection. Benitec is currently seeking strategic partners to advance BB-103 through IND-enabling studies.

Risk Factors

An investment in our securities involves a high degree of risk. Any of the factors set forth herein under “Risk Factors” and the risk factors included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 and any subsequent Quarterly Report on Form 10-Q may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus and in the documents incorporated by reference herein and, in particular, should evaluate the specific factors set forth herein under “Risk Factors” and the risk factors included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 and any subsequent Quarterly Report on Form 10-Q in deciding whether to invest in our securities. These risk factors include, among others:

•

We have incurred significant losses since inception and anticipate that we will continue to incur losses for the foreseeable future. If we are unable to achieve or sustain profitability, the market value of our common stock will likely decline;

•	We have never generated any revenue from product sales and may never be profitable;

•

Even if this offering is successful, we will need to continue our efforts to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain capital when needed may negatively impact our ability to continue as a going concern;

•	Our product candidates are based on ddRNAi and silence and replace technology. Currently, no product candidates utilizing ddRNAi technology or silence and replace technology have been approved for commercial sale, and our approach to the development of ddRNAi technology and silence and replace technology may not result in safe, effective or marketable products;

•

We are early in our product development efforts and our current product candidates are still in preclinical development. We may not be able to obtain regulatory approvals for the commercialization of our product candidates;

•	Issues that may impact delivery of our therapeutics into the cell could adversely affect or limit our ability to develop and commercialize product candidates;

•

We face competition from entities that have developed or may develop product candidates for our target disease indications, including companies developing novel treatments and technology platforms based on modalities and technology similar to ours; and

•

If we are unable to obtain or protect sufficient intellectual property rights related to our product candidates, we may not be able to obtain exclusivity for our product candidates or prevent others from developing similar competitive products.

Recent Developments

Re-domiciliation

On April 15, 2020, or the Implementation Date, the re-domiciliation, or the Re-domiciliation, of Benitec Biopharma Limited, a public company incorporated under the laws of the State of Western Australia, or Benitec Limited, was completed in accordance with the Scheme Implementation Agreement, as amended and restated as of January 30, 2020, between Benitec Limited and us. As a result of the Re-domiciliation, our jurisdiction of incorporation was changed from Australia to Delaware, and Benitec Limited became our wholly owned subsidiary.

The Re-domiciliation was effected pursuant to a statutory scheme of arrangement under Australian law, or the Scheme, whereby on the Implementation Date, all of the issued and outstanding ordinary shares of Benitec Limited were exchanged for newly issued shares of our common stock, on the basis of one share of our common stock, par value $0.0001 per share, for every 300 ordinary shares of Benitec Limited issued and outstanding. Holders of Benitec Limited’s American Depository Shares, or ADSs (each of which represented 200 ordinary shares), received two shares of our common stock for every three ADSs held.

Our common stock began trading on The Nasdaq Capital Market, or Nasdaq, at the start of trading on the Implementation Date under the symbol “BNTC.”

COVID-19

In December 2019, an outbreak of a novel strain of coronavirus was identified in Wuhan, China. This virus continues to spread globally, has been declared a pandemic by the World Health Organization and has spread to nearly every country, including Australia and the United States. The impact of this pandemic has been and will likely continue to be extensive in many aspects of society, which has resulted in and will likely continue to result in significant disruptions to businesses and capital markets around the world. The extent to which the coronavirus impacts us will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

Certain of our research and development efforts are conducted globally, including the ongoing development of our silence and replace therapeutic for the treatment of Oculopharyngeal Muscular Dystrophy (OPMD), and will be dependent upon our ability to initiate preclinical and clinical studies despite the ongoing COVID-19 pandemic. As we continue to actively advance our preclinical programs, including our ongoing tissue transduction studies for BB-301, we are in close contact with our principal investigators and preclinical trial sites, which are primarily located in the France, and are assessing the impact of COVID-19 on our studies and the expected development timelines and costs of all of our product candidates, on an ongoing basis. In light of recent developments relating to the COVID-19 global pandemic, the focus of healthcare providers and hospitals on fighting the virus, and consistent with the FDA’s updated industry guidance for conducting clinical trials issued on March 18, 2020, we have experienced delays to the original timeline regarding the initiation and anticipated completion of the ongoing BB-301 IND-enabling development work. The initiation of the BB-301 tissue transduction study, which represents a key component of the IND-enabling work, was delayed by several months, however, the study has been recently initiated and the dosing of the initial preclinical cohorts has proceeded without incident. We will continue to evaluate the impact of the COVID-19 pandemic on our business and expect to reevaluate the timing of our anticipated preclinical and clinical milestones as we learn more and the impact of COVID-19 on our industry becomes more clear.

We had also implemented work-from-home measures for the majority of our employees between March 2020 and June 2020, resulting in a reduction of laboratory work and a halt of non-essential business travel. As we transition our employees back to our premises, there is a risk that COVID-19 infections occur at our offices or laboratory facilities and significantly affect our operations. Additionally, if any of our critical vendors are impacted, our business could be affected if we become unable to timely procure essential equipment, supplies or services in adequate quantities and at acceptable prices.

Corporate Information

We were incorporated as a Delaware corporation on November 22, 2019 and completed the Re-domiciliation on April 15, 2020. Our predecessor, Benitec Limited, was incorporated under the laws of Australia in 1995. Our stock is traded on The Nasdaq Capital Market under the symbol “BNTC.” Our principal executive offices are located at 3940 Trust Way, Hayward, California 94545. Our telephone number is (510) 780-0819, and our Internet website is www.benitec.com. The information on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference herein.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (JOBS Act). We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and June 30, 2021. As a result of this status, we have taken advantage of reduced reporting requirements in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. In particular, in this prospectus and the documents incorporated by reference herein, we have not included all of the executive compensation related information that would be required if we were not an emerging growth company. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies that are not emerging growth companies. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

We are also a “smaller reporting company” and will remain a smaller reporting company while either (i) the market value of our stock held by non-affiliates was less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) our annual revenue was less than $100 million during our most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700 million as of the last business day of our most recently completed second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, including many of the same exemptions from disclosure requirements as those that are available to emerging growth companies, such as reduced disclosure obligations regarding executive compensation in our registration statements, prospectus and our periodic reports and proxy statements. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

THE OFFERING

Common stock offered by us	1,666,666 shares (or 1,916,665 shares, if the underwriter’s option to purchase additional shares is exercised in full).

Pre-funded warrants offered by us	We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. The exercise price of each pre-funded warrant will equal $0.01 per share. Each pre-funded warrant will be exercisable upon issuance and will not expire prior to exercise. We are offering up to 1,666,666 shares of common stock and up to 1,666,666 pre-funded warrants, in the aggregate not exceeding more than a total of 1,666,666 shares of common stock and pre-funded warrants. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the pre-funded warrants.

Option to purchase additional shares	We have granted the underwriter a 30-day option to purchase an aggregate of up to 249,999 additional shares of our common stock from us at the public offering price per share, less the underwriting discounts and commissions. The underwriter may exercise its option to acquire additional shares for the sole purpose of covering over-allotments. See “Underwriting.”

Common stock to be outstanding immediately following this offering	2,775,040 shares (or 3,025,039 shares, if the underwriter’s option to purchase additional shares is exercised in full) assuming we sell only shares of common stock in this offering.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $8.5 million ($9.8 million if the underwriter’s option to purchase additional shares is exercised in full), based on an assumed public offering price per share of common stock of $6.00, the last reported sale price of our common stock on the Nasdaq Capital Market on September 29, 2020, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and assuming we sell only shares of common stock in this offering. We intend to use the net proceeds from this financing for the continued advancement of development activities for our product pipeline, general corporate purposes, and strategic growth opportunities. See “Use of Proceeds.”

Dividend policy	For the foreseeable future, we currently intend to retain all available funds and any future earnings to support our operations and to finance the growth and development of our business.

Risk factors	An investment in our securities involves a high degree of risk. You should read the “Risk Factors” section of this prospectus, as well as those risk factors included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 and any subsequent Quarterly Report on Form 10-Q, for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq symbol	“BNTC.”

No listing of pre-funded warrants	We do not intend to apply for listing of the pre-funded warrants on any national securities exchange or trading system.

The number of shares of common stock to be outstanding after this offering is based on 1,108,374 shares of common stock outstanding at September 28, 2020 and excludes as of such date the following:

•	70,161 shares of common stock issuable upon exercise of stock options outstanding as of September 28, 2020 at a weighted-average exercise price of $60.42 per share; and

•

145,421 shares of common stock issuable upon the exercise of warrants exercisable for shares of common stock outstanding as of September 28, 2020 at a weighted-average exercise price of $29.48 per share.

Unless otherwise indicated, all information in this prospectus assumes no purchaser elects to purchase pre-funded warrants and no exercise by the underwriter of its option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data as of and for the years ended June 30, 2020 and 2019 are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, which is incorporated by reference herein. You should read this data together with our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, which is incorporated by reference herein. Our historical results are not necessarily indicative of our future results, and are not necessarily indicative of the results that may be expected for any interim periods, or any future year or period.

	Year ended June 30,
(in thousands)	2020	2019
Statements of operations data:
Revenues:
Revenues from customers	$97	$11,551
Government research and development grants	5	648

Total revenues	102	12,199

Operating Expenses:
Royalties and license fees	(185)	435
Research and development	3,001	4,567
General and administrative	5,567	4,614

Total operating expenses	8,383	9,616

Income (Loss) from Operations	(8,281)	2,583
Other Income (Loss):
Foreign currency transaction loss	(88)	(75)
Interest income, net	62	122
Other income, net	34	—
Unrealized loss on investment	(1)	(21)

Total other income, net	7	26

Net Income (Loss)	(8,274)	2,609
Other Comprehensive Loss:
Unrealized foreign currency translation loss	(89)	(531)

Total Other Comprehensive Loss	(89)	(531)

Total Comprehensive Income (Loss)	$(8,363)	$2,078

Net Income (Loss)	$(8,274)	$2,609

Basic and Diluted Weighted-Average Number of Shares Outstanding	1,021,193	856,765

Basic and Diluted Income (Loss) Per Share of Common Stock	$(8.10)	$3.05

	June 30,
	2020	2019
Balance sheet data:
Cash and cash equivalents	$9,801	$15,718
Working capital	9,673	16,115
Total assets	11,587	19,235
Total long-term liabilities	213	—
Total stockholders’ equity	10,238	16,594

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as those risk factors included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 and any subsequent Quarterly Report on Form 10-Q, together with all of the other information contained in this prospectus and incorporated by reference herein, including our consolidated financial statements and the related notes, before deciding to invest in our securities. The risks and uncertainties described below and in the documents incorporated by reference herein are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks actually occurs, our business, financial condition, results of operations and prospects could be materially and adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Financial Condition, Capital Requirements and Largest Shareholder

Even if this offering is successful, we will need to continue our efforts to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain capital when needed may negatively impact our ability to continue as a going concern.

Developing ddRNAi products is expensive, and we expect our research and development expenses to increase substantially in connection with our ongoing activities, particularly as we advance our product candidates in preclinical studies and in future clinical trials and as we undertake preclinical studies of new product candidates.

As of June 30, 2020, our cash and cash equivalents were $9.8 million. We estimate that the net proceeds from this offering will be approximately $8.5 million ($9.8 million assuming the full exercise of the underwriter’s option to purchase additional common stock), assuming a public offering price of $6.00 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on September 29, 2020, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming we sell only shares of common stock in this offering. We estimate that these net proceeds, together with our existing cash and cash equivalents, will be sufficient to fund our operations until approximately the first quarter of 2022. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government grants or other third-party funding, strategic alliances and licensing arrangements or a combination of these approaches. In addition, because the length of time and activities associated with successful development of our product candidates is highly uncertain, we are unable to estimate the actual funds we will require for development and any approved marketing and commercialization activities. In any event, we will require additional capital to obtain regulatory approval for our product candidates and to commercialize any product candidates that receive regulatory approval.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may compromise our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our shareholders, and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline. If we incur indebtedness we may be required to agree to restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could compromise our ability to conduct our business. We could also seek financing through arrangements with collaborative partners at an earlier stage than would otherwise be desirable and we may be required to relinquish rights to some or all of our technologies or product candidates or otherwise agree to terms unfavorable to us.

If we are unable to obtain funding on a timely basis or on acceptable terms, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any approved product candidates.

Risk Relating to this Offering

There is no public market for the pre-funded warrants being offered by us in this offering.

There is no established public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system, including The Nasdaq Capital Market. Without an active market, the liquidity of the pre-funded warrants will be limited.

Holders of the pre-funded warrants offered hereby will have no rights as common stockholders with respect to the common stock underlying the pre-funded warrants until such holders exercise their pre-funded warrants and acquire our common stock, except as otherwise provided in the pre-funded warrants.

Until holders of the pre-funded warrants acquire our common stock upon exercise thereof, such holders will have no rights with respect to the common stock underlying such pre-funded warrants, except to the extent that holders of such pre-funded warrants will have certain rights to participate in distributions or dividends paid on our common stock as set forth in the pre-funded warrants. Upon exercise of the pre-funded warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Future sales of our common stock, or the perception that such sales may occur, could depress the trading price of our common stock.

After the completion of this offering, we expect to have 2,775,040 shares (3,025,039 shares if the underwriter exercises its option to purchase additional shares in full) of our common stock outstanding, which may be resold in the public market immediately after this offering. We and all of our directors and executive officers have signed lock-up agreements for a period of 90 days following the date of this prospectus, subject to specified exceptions. See “Underwriting.”

The underwriter may, in its sole discretion and without notice, release all or any portion of the shares of our common stock subject to lock-up agreements. As restrictions on resale end, the market price of our common stock could drop significantly if the holders of these shares of our common stock sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common stock or other securities.

We have broad discretion in the use of the net proceeds we receive from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds we receive in this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether our management is using the net proceeds appropriately. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest our net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $8.5 million, or $9.8 million if the underwriter exercises its option to purchase additional shares of common stock in full, assuming a public offering price of $6.00 per share, the last reported sale price per share of our common stock on September 29, 2020 as reported on Nasdaq, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and assuming no sale of any pre-funded warrants in this offering. The public offering price per share will be determined between us, the underwriter and investors based on market conditions at the time of pricing and may be at a discount to the current market price of our common stock.

Each $1.00 increase or decrease in the assumed public offering price of $6.00 per share would increase or decrease the net proceeds from this offering by $1.5 million, assuming the number of shares and pre-funded warrants offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares and pre-funded warrants we are offering. An increase or decrease of 100,000 in the number of shares (or the common stock underlying the pre-funded warrants) offered by us, as set forth on the cover of this prospectus, would increase or decrease the net proceeds from this offering by approximately $0.5 million, assuming the assumed public offering price per share remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect that a change by these amounts in either the public offering price per share or in the number of shares offered by us would have a material effect on our use of the proceeds from this offering, although it may accelerate the time at which we will need to seek additional capital.

We intend to use the net proceeds from this financing for the continued advancement of development activities for our product pipeline, general corporate purposes and strategic growth opportunities.

The amount and timing of these expenditures will depend on a number of factors, including the progress of our research and development efforts, the progress of any partnering efforts, technological advances and the competitive environment for our product candidates. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be used in a way that does not yield a favorable, or any, return for us. Pending application of the net proceeds as described above, we intend to invest the proceeds in investment grade interest bearing instruments, or will hold the proceeds in interest bearing or non-interest bearing bank accounts.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization, each as of June 30, 2020:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the issuance of shares of common stock in the offering at an assumed public offering price of $6.00 per share, the last reported sale price per share of our common stock on September 29, 2020, as reported on Nasdaq, assuming no sale of any pre-funded warrants in this offering and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should consider this table in conjunction with our financial statements and the notes to those financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, which is incorporated by reference herein. The as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	As of June 30, 2020
(in thousands)	Actual	As Adjusted(1)
Cash and cash equivalents	$9,801	$18,278
Total debt obligations	1,349	1,349

Stockholders’ equity:
Common stock, par value $0.0001 per share:
10,000,000 shares authorized; 1,108,374 actual; 2,775,040 as adjusted	1	3
Additional paid-in capital	128,826	137,303
Accumulated deficit	(116,636)	(116,636)
Accumulated other comprehensive loss	(1,953)	(1,953)

Total stockholders’ equity	10,238	18,717

Total capitalization	$11,587	$20,066

(1)	The number of shares in the table above is based on 1,108,374 shares of common stock outstanding as of June 30, 2020 and does not include:

•	70,161 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2020 at a weighted-average exercise price of $60.42 per share; and

•	145,421 shares of common stock issuable upon the exercise of warrants exercisable for shares of common stock outstanding as of June 30, 2020 at a weighted-average exercise price of $29.48 per share.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock trades on Nasdaq under the symbol “BNTC”. Prior to the Re-domiciliation, the American Depositary Shares of Benitec Limited traded on Nasdaq under the same trading symbol and the ordinary shares of Benitec Limited traded on the Australian Stock Exchange (“ASX”). In connection with the Re-domiciliation, Benitec Limited’s ordinary shares were delisted from the ASX. On September 29, 2020, the closing sale price of our common stock as reported on Nasdaq was $6.00 per share.

As of September 29, 2020, we had approximately 3,348 record holders of our common stock. The number of record holders is based on the actual number of holders registered on the books of our transfer agent and does not reflect holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security position listings maintained by depository trust companies.

DIVIDEND POLICY

We never have declared or paid any cash dividends on our capital stock. Currently, we anticipate that we will retain all available funds for use in the operation and expansion of our business and do not anticipate paying any cash dividends for the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of our Board and will depend on our future earnings, capital requirements, financial condition, prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and other factors that our Board deems relevant.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of September 28, 2020 by (i) each person or group of persons known by us to beneficially own more than five percent of our common stock, (ii) each of our named executive officers, (iii) each of our directors and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of common stock issuable within 60 days of September 28, 2020 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 1,108,374 shares of common stock outstanding at the close of business on September 28, 2020. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Unless otherwise indicated below, the address for each beneficial owner listed is c/o 3940 Trust Way, Hayward, California 94545.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
		Before Offering	After Offering
5% or Greater Stockholders:
Nant Capital, LLC(1)	293,058	26.4%	10.6%

Directors and Named Executive Officers:
Jerel A. Banks(2)	22,222	2.0%	*
Megan Boston(3)	5,888	*	*
J. Kevin Buchi(4)	7,627	*	*
Peter Francis(5)	9,704	*	*
Edward Smith	—	*	*

All Executive Officers and Directors As a Group (5 persons)(6)	45,441	4.1%	1.6%

*	Represents beneficial ownership of less than one percent of the Company’s outstanding common stock.
(1)

Based on the information included in the Form 3 filed by Nant Capital, LLC on April 24, 2020. Represents 195,372 shares held directly by Nant Capital, LLC and 97,686 shares of common stock held by Merrill Lynch (Australia) Nominees Pty Limited for the account of Nant Capital, LLC. The address of the principal business office of Nant Capital, LLC is 9922 Jefferson Blvd, Culver City, CA, 90232.

(2)	Represents stock options to acquire 22,222 that have vested or will vest within 60 days of September 28, 2020.
(3)

Includes 333 shares held by Boston Super Invest Pty A/C Boston Family Super that Megan Boston has sole voting power over and stock options to acquire 5,555 shares of common stock that have vested or will vest within 60 days of September 28, 2020.

(4)	Includes 4,827 shares of common stock and stock options to acquire 2,800 shares of common stock that have vested or will vest within 60 days of September 28, 2020.
(5)

Includes 4,738 shares of common stock held by the Francis Family Superannuation Fund, 300 shares held directly by Mr. Francis, and stock options to acquire 4,666 shares of common stock that have vested or will vest within 60 days of September 28, 2020.

(6)	Includes 10,198 shares of common stock and stock options to acquire 35,243 shares of common stock that have vested or will vest within 60 days of September 28, 2020.

DESCRIPTION OF SECURITIES

The following description of our securities is intended as a summary only. We refer you to our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, amended and restated certificate of incorporation and restated bylaws, which are incorporated by reference into this prospectus, and to the applicable provisions of the Delaware General Corporation Law (“DGCL”). This description may not contain all of the information that is important to you and is subject to, and is qualified in its entirety by reference to, our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, certificate of incorporation, our by-laws and the applicable provisions of the DGCL. For information on how to obtain copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, certificate of incorporation and by-laws, see “Where You Can Find More Information.”

General

Our authorized capital stock consists of 10,000,000 shares of our common stock, par value $0.0001 per share. During the Re-domiciliation, all of the issued and outstanding ordinary shares of Benitec Limited were exchanged for newly issued shares of common stock of the Company, on the basis of one share of the Company’s common stock for every 300 ordinary shares issued and outstanding. As a result of the Re-domiciliation, Benitec Limited is a wholly-owned subsidiary of the Company.

Common Stock

Dividend Rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of the Company’s common stock are entitled to receive dividends, if any, as may be declared from time to time by the Company’s Board out of legally available funds. Dividends may be paid in cash, in property or in shares of common stock, subject to the provisions of the Certificate and applicable law. Declaration and payment of any dividend will be subject to the discretion of the Board. The time and amount of dividends will be dependent upon the Company’s financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in the Company’s debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors the Board may consider relevant.

Voting Rights. Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s stockholders do not have cumulative voting rights in the election of directors.

Liquidation Rights. In the event of the Company’s liquidation, dissolution or winding up, holders of the Company’s common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. Holders of the Company’s common stock have no pre-emptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Company’s common stock. The rights, preferences and privileges of the holders of the Company’s common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate in the future.

Fully Paid and Nonassessable. All outstanding shares of the Company’s common stock are fully paid and non-assessable.

Annual Stockholder Meetings. The Certificate and Bylaws provide that annual stockholder meetings will be held at a date, place (if any) and time, as exclusively selected by the Board. To the extent permitted under applicable law, the Company may but is not obligated to conduct meetings by remote communications, including by webcast.

Pre-Funded Warrants to be Issued as Part of this Offering

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Exercise Price and Duration. Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.01 and will be exercisable for one share of our common stock. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the pre-funded warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the pre-funded warrants at closing to have their pre-funded warrants exercised immediately upon issuance and receive shares of common stock underlying the pre-funded warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its pre-funded warrants, a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Exercise Limitation. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding common shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common shares.

Transferability. Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional common shares will be issued upon the exercise of the pre-funded warrants. Rather, the number of common shares to be issued will be rounded up to the nearest whole number.

Trading Market. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Right as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Amendment and Waiver. A pre-funded warrant may be modified or amended or the provisions thereof waived with the written consent of our company and the holder of the pre-funded warrant.

Warrants

In September of 2019, Benitec Limited issued warrants for the purchase of its ADSs. In connection with the Re-domiciliation, these warrants became obligations of the Company. Currently, there are warrants outstanding for the exercise of 22,516 shares of the Company’s common stock at an exercise price of $21.43 per share. The exercise price is subject to appropriate adjustment in the event of certain share dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. The warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares warrants under the Securities Act is effective and available for the issuance of such shares (or there is an effective registration statement for the resale of such shares), by payment in full in immediately available funds for the number of shares purchased upon such exercise. If such registration statement is currently effective at the time of an exercise, the warrants will be exercisable on a cashless basis. No fractional shares will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will round up to the next whole share or pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Subject to limited exceptions, holders of warrants do not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of ordinary shares in excess of 4.99% of the ordinary shares then outstanding after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that, upon notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99% and any increase in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us.

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant. The foregoing summary of the material terms and provisions the of the warrants is qualified in its entirety by the form of warrant, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Anti-Takeover Effects of Provisions of the Certificate and Bylaws and DGCL

Some provisions of the DGCL, the Certificate and Bylaws could make the following transactions difficult: (i) acquisition of the Company by means of a tender offer; (ii) acquisition of the Company by means of a proxy contest or otherwise; or (iii) removal of incumbent officers and directors of the Company. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the best interests of the Company, including transactions that might result in a premium over the market price for the Company’s common stock.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board.

Delaware Anti-Takeover Statute. The Company is subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock, and a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board, such as discouraging takeover attempts that might result in a premium over the market price of the Company’s common stock.

Special Stockholder Meetings. The Bylaws provide that a special meeting of stockholders may be called by (i) the Chairman of the Board, if any, (ii) the President or Chief Executive Officer, or (iii) the Board pursuant to a resolution adopted by a majority of the total number of directors then in office.

Requirements for Advance Notification of Stockholder Nominations and Proposals. The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

Composition of the Board of Directors; Election and Removal of Directors; Filling Vacancies

The Company’s Board consists of five directors and the Board may, from time to time, fix the authorized number of directors by resolution of the Board. The Board is divided into three classes, designated Class I, Class II and Class III. Directors need not be stockholders of the Company.

Directors shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the DGCL, the Certificate or the Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by a duly authorized and executed proxy at the meeting and entitled to vote on the election of directors.

Subject to applicable law or by the Certificate, any director of the entire Board of the Company may be removed without cause by the affirmative vote of a majority of the holders of the Company’s then-outstanding common stock entitled to vote generally at an election of directors. Furthermore, any vacancy on the Company’s Board, however occurring, including a vacancy resulting from an increase in the size of the board, may be filled only by a majority vote of the Board then in office, even if less than a quorum, or by the sole remaining director.

Amendment of the Certificate and Bylaws. The Certificate may be amended in any manner permitted under the DGCL and the Bylaws may be amended by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. The Board may also amend the Bylaws, other than a bylaw or amendment thereof specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa.

Limitations of Liability and Indemnification Matters

Each of the Certificate and Bylaws provide that the Company is required to indemnify its directors and officers to the fullest extent not prohibited by Delaware law. The Bylaws also obligates the Company to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision, from which there is no further right to appeal, that such indemnitee is not entitled to be indemnified for such expenses.

To the fullest extent permitted by the DGCL, or any other applicable law, the Company, upon approval by the Board, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to the Bylaws.

Forum for Adjudication of Disputes

The Certificate provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) derivative actions or proceedings brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or employee of the Company to the Company or the Company’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware. The Certificate further provides that the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall St., Canton, Massachusetts 02021. Listing. Our common stock is listed on Nasdaq under the symbol “BNTC.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF OUR COMMON STOCK AND PRE-FUNDED WARRANTS

The following discussion is a summary of the material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below and, together “Holders”) of the purchase, ownership and disposition of our common stock and pre-funded warrants that are issued pursuant to this offering. This does not purport to be a complete analysis of all potential tax effects to Holders of purchasing, owning or disposing our common stock or pre-funded warrants. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not included in this discussion, and Holders should consult their own tax advisors as to these matters. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury Regulations promulgated thereunder, judicial decisions and administrative pronouncements of the IRS, in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take or that a court will not uphold a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock and pre-funded warrants.

This discussion is limited to Holders that hold our common stock and pre-funded warrants as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Holder’s particular circumstances. In addition, it does not address consequences relevant to Holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts, regulated investment companies, and other entities treated as conduits for U.S. federal income tax purposes;

•	brokers, dealers or traders in securities;

•	Holders who are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•	tax-exempt organizations and governmental organizations or agencies;

•	Holders who hold or receive our common stock or pre-funded warrants pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	U.S. Holders whose functional currency is not the United States dollar;

•	Holders deemed to sell the our common stock or pre-funded warrants under the constructive sale provisions of the Code;

•	Holders for whom our common stock and pre-funded warrants constitute “qualified small business stock” within the meaning of Section 1202 of the Code;

•

Holders subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	Holders holding our common stock or pre-funded warrants as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment; and

•	Holders subject to the alternative minimum tax.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock or pre-funded warrants, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock or pre-funded warrants and the partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK OR PRE-FUNDED WARRANTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Characterization of the Pre-funded Warrants

Although the characterization of the pre-funded warrants for U.S. federal income tax purposes is not entirely clear, because the exercise price of the pre-funded warrants is a nominal amount, the Company expects to treat the pre-funded warrants as common stock of the Company for U.S. federal income tax purposes. Except where noted, the remainder of this discussion assumes that the pre-funded warrants will be so treated. Each Holder should consult its own tax advisor regarding the proper characterization of the pre-funded warrants for U.S. federal, state and local, and non-U.S. tax purposes, and the consequences to them of such treatment given their individual circumstances. Some portions of the below discussion make reference to potential consequences associated with the purchase, ownership and disposition of the pre-funded warrants independent of their potential characterization as common shares.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Securities that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (ii) has made a valid election under applicable Treasury Regulations to continue to be treated as a U.S. person.

If you are not a U.S. Holder, this section does not apply to you. Please see the discussion under “Non-U.S. Holders” below.

Distributions on Common Stock

As described in the section captioned “Dividend Policy,” we do not anticipate declaring or paying distributions to Holders of our common stock in the foreseeable future. However, distributions, if any, on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Sale or Other Taxable Disposition of Common Stock, Warrants or Pre-funded Warrants” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided the common shares are held for more than 60 days during the 121-day period beginning 60 days before the ex- dividend date and certain other holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. Dividends paid by us will generally be treated as income from U.S. sources. U.S. Holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced maximum tax rate on dividends.

Sale or Other Taxable Disposition of Common Stock or Pre-funded Warrants

Upon a sale, exchange or other taxable disposition of common stock or pre-funded warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock or pre-funded warrant, as the case may be. A U.S. Holder’s adjusted tax basis in the common stock generally will equal the U.S. Holder’s acquisition cost of such security less, in the case of common stock (and potentially a pre-funded warrant) and as described further above, the amount of any prior distributions treated as a return of capital on such stock. If a U.S. Holder purchases or sells common stock and/or pre-funded warrants together in a single transaction in which the purchase price for each of the common stock and/or pre-funded warrants was not separately stated, the U.S. Holder generally would be required to allocate the purchase price among the subject securities so acquired or disposed of, as applicable, based on the relative fair market values of each (at the time of the acquisition or disposition, as applicable). U.S. Holders who purchase or sell common stock and/or pre-funded warrants in a single transaction should consult with their tax advisors regarding such allocation.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock or pre-funded warrants disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise of a Pre-funded Warrant

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of common stock upon exercise of a pre-funded warrant. The U.S. Holder’s aggregate tax basis in the share of our common stock received upon exercise of a pre-funded warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the pre-funded warrant prior to exercise and the warrant’s exercise price. Provided that a pre-funded warrant is treated as our common stock, a U.S. Holder’s holding period for the common stock received upon exercise of a warrant will include the holding period for the pre-funded warrant. On the other hand, if the pre-funded warrant is treated as an option to purchase our stock, a U.S. Holder’s holding period for the common stock received upon exercise of a warrant will begin on the date following the date of exercise of the warrant and will not include the period during which the U.S. Holder held the warrant.

A U.S. Holder may be permitted to undertake a cashless exercise of pre-funded warrants into our common stock. The U.S. federal income tax treatment of a cashless exercise is unclear, and the tax consequences of a cashless exercise could differ from the consequences of an exercise described above. For example, the cashless exercise could be treated as a taxable disposition of a portion of the Warrants or the common shares into which they are exercisable. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise.

Certain Adjustments to the Pre-funded Warrants and Payments in Respect of the Pre-funded Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of the pre-funded warrants, or an adjustment to the exercise price of the pre-funded warrants, may be treated as a constructive distribution to a U.S. Holder of the pre-funded warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of pre-funded warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the U.S. Holder of the pre-funded warrants generally should not be considered to result in a constructive distribution. Any constructive distribution would be treated as a dividend, return of capital or capital gain as described under the heading “U.S. Holder—Distributions on Common Stock” above, and could be taxable whether or not there is an actual distribution of cash or other property. U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to and payments in respect of pre-funded warrants.

Net investment income tax

An additional 3.8% tax is imposed on the “net investment income” of non-corporate U.S. Holders, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes dividends paid on our common stock and certain net gain from the sale or other taxable disposition of our common stock and pre-funded warrants, less certain deductions. U.S. Holders should consult their own tax advisors concerning the potential effect, if any, of this tax on holding our common stock and pre-funded warrants in such U.S. Holder’s particular circumstances.

Backup withholding and information reporting

For non-corporate U.S. Holders, information reporting requirements, on IRS Form 1099, generally will apply to:

•	dividend payments or other taxable distributions on our common stock and pre-funded warrants made to the non-corporate U.S. Holder within the United States or by a United States payor; and

•

the payment of proceeds to the non-corporate U.S. Holder from the sale of a share of common stock or pre-funded warrants effected at a United States office of a broker or through certain U.S.-related financial intermediaries.

Additionally, backup withholding may apply to such payments if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-corporate U.S. Holder’s U.S. federal income tax liability (if any), provided the required information is timely furnished to the IRS. U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Non-U.S. Holders

For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of our common stock or pre-funded warrants that, for U.S. federal income tax purposes, is neither a U.S. Holder (as defined above) nor a partnership or other pass-through entity. If you are not a Non-U.S. Holder, this section does not apply to you.

Distributions on Common Stock

As described in the section captioned “Dividend Policy,” we do not anticipate declaring or paying distributions to Holders of our common stock in the foreseeable future. However, distributions, if any, on our common stock in cash will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Non-U.S. Holders—Sale or Other Taxable Disposition of Common Stock or Pre-Funded Warrants.”

Subject to the discussion below regarding backup withholding and payments made to certain foreign accounts, dividends paid to a Non-U.S. Holder of our common stock (including constructive distributions treated as a dividend) that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate as may be specified by an applicable income tax treaty).

Non-U.S. Holders may be entitled to a reduction in or an exemption from withholding on dividends as a result of either (i) qualifying for the benefits of an applicable income tax treaty or (ii) the Non-U.S. Holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or applicable successor form) claiming an exemption from or reduction of the withholding tax under the benefit of an applicable income tax treaty, (ii) IRS Form W-8ECI (or applicable successor form) stating that the dividends are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, or (iii) a suitable substitute form, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below regarding backup withholding and payments made to certain foreign accounts, if dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although generally exempt from U.S. federal withholding tax (provided the Non-U.S. Holder provides appropriate certification, as described above), the Non-U.S. Holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a Non-U.S. Holder that is or is treated as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition of Common Stock or Pre-funded Warrants

Subject to the discussion below regarding backup withholding and payments made to certain foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized upon the sale or other taxable disposition of a share of our common stock or pre-funded warrants unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

we are or have been a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held the common stock or pre-funded warrants.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A Non-U.S. Holder that is a foreign corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States) provided the Non-U.S. Holder timely files U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe that we are not, and do not anticipate that we will become, a USRPHC.

The method of determining the amount of gain by a Non-U.S. Holder on disposition of the common stock or pre-funded warrants generally will correspond to the method of determining the amount of gain (or loss) by a U.S. Holder on disposition of the common stock or pre-funded warrants, as described under “U.S. Holders—Sale or Other Taxable Disposition of Common Stock or Pre-funded Warrants” above. Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules, and the potential application of other exceptions to these taxes.

Exercise of a Pre-funded Warrant

For certain Non-U.S. Holders engaged in the conduct of a trade or business in the United States, the U.S. federal income tax treatment of the exercise of a pre-funded warrant, generally will correspond to the U.S. federal income tax treatment of the exercise of a pre-funded warrant by a U.S. Holder, as described under “U.S. Holders — Exercise of a Pre-funded Warrant” above. For all other Non-U.S. holders, the exercise of a pre-funded warrant generally will not be a U.S. taxable event.

Certain Adjustments to the Pre-funded Warrants and Payments in Respect of the Pre-funded Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of the pre-funded warrants, or an adjustment to the exercise price of the pre-funded warrants, may be treated as a constructive distribution to a Non-U.S. Holder of the pre-funded warrants if, and to the extent that, such adjustment has the effect of increasing such Non-U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of pre-funded warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the Non-U.S. Holder of the pre-funded warrants generally should not be considered to result in a constructive distribution. Any constructive distribution would be treated as a dividend, return of capital or capital gain as described under the heading “Non-U.S. Holders—Distributions on Common Stock” above, and could be taxable whether or not there is an actual distribution of cash or other property.

In addition, regulations governing “dividend equivalents” under Section 871(m) of the Code may apply to the pre-funded warrants. Under those regulations, an implicit or explicit payment under the pre-funded warrants that references a dividend distribution on our common stock (including an adjustment to the amount due on the pre-funded warrant to take into account a dividend distribution on our common stock) would be taxable to a Non-U.S. Holder as described under the heading “Non-U.S. Holders—Distributions on Common Stock” above. Such dividend equivalent amount would be taxable and subject to withholding whether or not there is actual payment of cash or other property, and the Company may satisfy any withholding obligations it has in respect of the pre-funded warrants by withholding from other amounts due to the Holder. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the application of Section 871(m) of the Code to the pre-funded warrants.

Information Reporting and Backup Withholding

Subject to the discussion below regarding payments made to certain foreign accounts, a Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of dividends on our common stock we make to the Non-U.S. Holder, provided the applicable withholding agent does not have actual knowledge or reason to know such Holder is a U.S. person and the Holder certifies its non-U.S. status by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification (or applicable successor form), or otherwise establishes an exception. However, information returns will be filed with the IRS in connection with any dividends or other distributions on our common stock paid to the Non-U.S. Holder (including constructive distributions), regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of a share of our common stock or pre-funded warrants within the United States, and information reporting may (although backup withholding will generally not) apply to the proceeds of the sale of a share of our common stock or pre-funded warrants outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. person on IRS Form W-8BEN or other applicable form or successor form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability (if any), provided the required information is timely furnished to the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the provisions of the law generally known as the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including constructive dividends) paid on our common stock or pre-funded warrants, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our common stock or pre-funded warrants paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified U.S. persons” or “U.S.-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements.

Under the applicable Treasury Regulations and guidance from the IRS, withholding under FATCA generally applies to payments of dividends (including constructive dividends) on our common stock or pre-funded warrants. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to Holders of our common stock or pre-funded warrants in respect of any amounts withheld. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock or pre-funded warrants on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock and pre-funded warrants.

UNDERWRITING

We have entered into an underwriting agreement with H.C. Wainwright & Co., LLC, as underwriter, with respect to the securities being offered hereby. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, shares of our common stock and pre-funded warrants.

Pursuant to the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriter named below, and the underwriter has agreed to purchase from us, the respective number of shares of common stock and pre-funded warrants set forth opposite its name below:

Underwriter	Number of Shares of Common Stock	Number of Pre- funded Warrants
H.C. Wainwright & Co., LLC

The underwriting agreement provides that the obligation of the underwriter to purchase the shares of common stock and/or pre-funded warrants offered by this prospectus is subject to certain conditions. The underwriter is obligated to purchase all of the shares of common stock and/or pre-funded warrants if any of the securities are purchased, other than those shares covered by the option to purchase additional securities described below. Delivery of the shares of common stock and any pre-funded warrants to purchasers is expected on or about                     , 2020, subject to satisfaction of certain customary closing conditions.

Option to Purchase Additional Securities

We have granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to an additional                  shares of common stock at the public offering price, less the underwriting discounts and commissions, set forth on the cover page of this prospectus. The underwriter may exercise its option to acquire additional shares for the sole purpose of covering over-allotments. If any additional shares of common stock are purchased pursuant to such option, the underwriter will offer these securities on the same terms as those on which the securities are being offered hereby.

Discounts, Commissions and Expenses

The underwriter proposes to offer the shares of common stock and/or pre-funded warrants pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share or per pre-funded warrant. After this offering, the public offering price and concession may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

In connection with the sale of the common stock and/or pre-funded warrants to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriter’s commissions and discounts will be 8% of the gross proceeds of this offering, or $             per share of common stock or per pre-funded warrant.

The following table shows underwriting discounts and commissions payable to the underwriter by us in connection with this offering:

	Per Share	Per Pre-Funded Warrant	Total without Option	Total with Option
Public offering price	$		$	$
Underwriting discounts and commissions	$		$	$

We have also agreed to pay H.C. Wainwright & Co., LLC an expense allowance consisting of (a) a management fee equal to 1.0% of the gross proceeds raised in the offering, (b) $50,000 for non-accountable expenses, (c) up to $100,000 for fees and expenses of legal counsel and other out-of-pocket expenses and (d) $12,900 clearing fees. We estimate the total expenses payable by us for this offering will be approximately $263,000, which amount excludes underwriting discounts and commissions.

Right of First Refusal

We have also agreed, subject to certain conditions, to give the underwriter a twelve-month right of first refusal from the closing of the offering, to act (i) as our exclusive financial advisor if we decide to dispose of or acquire business units or acquire any of our outstanding securities out of the ordinary course or make any exchange or tender offer or enter into a merger, consolidation or other business combination or any recapitalization, reorganization, restructuring or other similar transaction and we decide to retain a financial advisor for such transaction; (ii) as sole book-runner, sole manager, sole placement agent or sole agent with respect to any financing or refinancing of any indebtedness using a manager or agent; or (iii) as sole book-running manager, sole underwriter or sole placement agent if we to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital-raising financing of equity, equity-linked or debt securities using an underwriter or placement agent, in each case during such period.

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter or such other indemnified parties may be required to make in respect of those liabilities.

Determination of Offering Price

The actual offering price of the securities we are offering will be negotiated between us and the underwriter based on the trading of our shares of common stock prior to the offering, among other things.

Lock-Up Agreements

We, and each of our directors and executive officers, have entered into lock-up agreements that prevent us or them from selling any shares of common stock or any securities convertible into or exercisable or exchangeable into shares of common stock, subject to certain exceptions, for a period of 90 days after the date of this prospectus supplement. The underwriter, in its sole discretion, may release shares of common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release the shares of common stock and other securities from lock-up agreements, the underwriter will consider, among other factors, the holder’s reasons for requesting the release and the number of shares of common stock or other securities for which the release is being requested.

We have also agreed, in the underwriting agreement, to a restriction on the issuance of any variable priced securities for 12 months following the closing of this offering, except that, after the 90th day following the date of the underwriting agreement we may enter into an at-the-market offering with the underwriter.

Price Stabilization, Short Positions and Penalty Bids

The underwriter may engage in syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our shares of common stock:

•

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our shares of common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our shares of common stock. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter also may engage in passive market making transactions in our shares of common stock in accordance with Regulation M during a period before the commencement of offers or sales of our shares of common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriter, if any, participating in this offering and the underwriter may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved or endorsed by us or the underwriter, and should not be relied upon by investors.

Other Relationships

From time to time, the underwriter and its affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area (the “EEA”) that has implemented the Prospectus Regulation (as defined below) (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Regulation is implemented in that Relevant Member State, an offer of securities described in this prospectus may not be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•

by the placement agents to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of H.C. Wainwright & Co., LLC for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

•

provided that no such offer of securities shall require us or any placement agent to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For purposes of this provision, the expression an “offer of securities to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on its behalf, other than offers made by the placement agents with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities is authorized to make any further offer of the securities on behalf of us or the placement agents.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Canada

Our securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of our securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the ordinary shares is directed only at (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (“the Addendum”) to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Proskauer Rose LLP, Los Angeles, California. Lowenstein Sandler LLP, New York, New York, is acting as counsel for the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements of Benitec Biopharma Limited as of June 30, 2019 and for the year then ended incorporated by reference in this registration statement, have been audited by Grant Thornton Audit Pty Ltd, an independent registered public accounting firm, in reliance on such report given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Benitec Biopharma Inc. as of June 30, 2020 and for the year then ended incorporated by reference in this registration statement, have been audited by Squar Milner LLP, an independent registered public accounting firm, in reliance on such report given on the authority of said firm as experts in auditing and accounting.

CHANGE IN AUDITOR

As previously disclosed, on June 5, 2020, the Audit Committee approved the engagement of Squar Milner LLP (“Squar Milner”) to serve as the Company’s registered public accounting firm for the Company’s fiscal year ended June 30, 2020. Grant Thornton Audit Pty Ltd (“Grant Thornton”) had been engaged as Benitec Limited’s independent registered public accounting firm for the periods ended June 30, 2018 and June 30, 2019. On August 14, 2020, Grant Thornton completed its audit of Benitec Limited’s financial statements for the fiscal years ended June 30, 2019 and 2018 prepared in accordance with U.S. GAAP. Upon the completion of Grant Thornton’s audit for such periods on August 14, 2020, Grant Thornton’s engagement was completed, and Squar Milner became, the Company’s independent registered public accounting firm.

Prior to the Re-domiciliation, Grant Thornton acted as the independent registered public accounting firm of Benitec Limited. The financial statements for Benitec Limited for the fiscal years ended June 30, 2019 and 2018 were prepared in accordance with International Accounting Standards and International Financial Reporting Standards (“IFRS”), and interpretations issued by the International Accounting Standards Board. The audit reports of Grant Thornton on the financial statements of Benitec Limited prepared in accordance with IFRS, and on the financial statements of the Company prepared in accordance with U.S. GAAP, in each case as of and for the years ended June 30, 2019 and 2018, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to going concern, uncertainty, audit scope, or accounting principles.

During the fiscal years ended June 30, 2019 and 2018, and in the subsequent period through August 14, 2020, there were (i) no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused them to make reference to the subject matter of the disagreements in their audit reports, and (ii) no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Grant Thornton with a copy of the disclosure set forth in this section and requested that Grant Thornton furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the statements made herein, each as required by applicable SEC rules. A copy of Grant Thornton’s letter, dated August 14, 2020, is attached hereto as Exhibit 16.1.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and as such we refer you to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Internet address is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.benitec.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Prior to the Re-domiciliation, Benitec Limited was a “foreign private issuer.” Information concerning Benitec Limited, including its annual reports on Form 20-F and current reports on Form 6-K, is also available free of charge on our website. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus, and any references to such website or any other website are inactive textual references only. You may also request a copy of these filings, at no cost, by writing us at 3940 Trust Way, Hayward, California 94545 or info@benitec.com or telephoning us at (510) 780-0819.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We incorporate by reference the following documents listed below (excluding any document or portion thereof to the extent such disclosure is furnished and not filed):

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the SEC on September 23, 2020; and

•	Our Current Report on Form 8-K filed on August 18, 2020, and our amended Current Report on Form 8-K/A filed on August 19, 2020.

We also incorporate by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part until this offering has been completed. All filings from the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into the prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request and obtain a copy of any of the filings incorporated herein by reference, at no cost, by writing or telephoning us at the following address or phone number:

Benitec Biopharma Inc.

3940 Trust Way

Hayward, California 94545

(510) 780-0819

info@benitec.com

1,666,666 Shares of Common Stock

Pre-funded Warrants to Purchase 1,666,666 Shares of Common Stock

1,666,666 Shares of Common Stock underlying the Pre-funded Warrants

PRELIMINARY PROSPECTUS

H.C. Wainwright & Co.

                    , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock and pre-funded warrants being registered. All amounts are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee.

Item	Amount to be paid
SEC registration fee	$2,791
FINRA filing fee	3,725
Printing and engraving expenses	5,000
Legal fees and expenses	300,000
Accounting fees and expenses	125,000
Transfer agent fees and expenses	10,000
Miscellaneous fees and expenses	13,484

Total	$460,000

Item 14.	Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation includes a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We have entered into indemnification agreements with our directors and executive officers. These indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under our bylaws, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

The underwriting agreement provides that the underwriter is obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto.

We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

Item 15.	Recent Sales of Unregistered Securities

Over the past three years, the Company and Benitec Limited have issued and sold to third parties the securities listed below without registering the securities under the Securities Act of 1933, as amended (the “Securities Act”). None of these transactions involved any public offering. All the securities listed below were sold through private placement either (i) outside the United States or (ii) in the United States to a limited number of investors in transactions not involving any public offering. As discussed below, we believe that each issuance of these securities was exempt from, or not subject to, registration under the Securities Act.

On June 4, 2018, Benitec Limited issued 36,442,672 ordinary shares (which were converted to 121,475 shares of common stock as part of the Re-domiciliation) to existing shareholders. The shares were priced at A$0.17 per share. This issuance was exempt from registration under the Securities Act in reliance on Regulation S.

On September 30, 2019, Benitec Limited entered into a securities purchase agreement (“SPA”) with certain sophisticated and professional investors in the United States to issue 2,800,000 American Depositary Shares (“ADSs”), with each ADS representing 20 fully paid ordinary shares (which were converted to 186,666 shares of common stock as part of the Re-domiciliation), at a purchase price of US$0.70 per ADS, in a registered direct offering. The Investors were also issued warrants to purchase up to 412,890 ADSs (representing 27,526 shares of common stock after the Re-domiciliation) in aggregate, at a purchase price per warrant equal to US$0.6999 per ADS to be issued on exercise of the warrant (“Pre-Funded Warrants”). The Pre-Funded Warrants were exercisable at any time from issue, in whole or in part, at an exercise price of US$0.0001 per ADS issued on exercise (subject to certain adjustments), provided that the beneficial ownership of the relevant Investor in the total number of ADSs on issue not exceed 9.99%. The Pre-Funded Warrants have all been exercised. This issuance was exempt from registration under the Securities Act in reliance on Section 4(a)(2).

On April 15, 2020, the Company completed the Re-domiciliation. In connection with the Re-domiciliation, Benitec issued 1,070,957 shares of common stock, on the basis of one share of common stock for every 300 ordinary shares of Benitec Limited issued and outstanding prior to the Re-domiciliation. The Re-domiciliation was effected pursuant to a statutory scheme of arrangement under Australian law (the “Scheme”). The issuance of Benitec’s shares of common stock in the Scheme was exempt from registration under the Securities Act in reliance on Section 3(a)(10).

On April 22, 2020, Benitec issued 37,417 shares of common stock in connection with a cashless exercise of warrants exercisable for 107,095 shares of common stock. The issuance was exempt from registration under the Securities Act in reliance on Section 3(a)(9).

Item 16.	Exhibits and financial statement schedules

(a)	Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7)    The undersigned registrant hereby undertakes that:

(i)    For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of

1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section

15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein,

and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(ii)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(I) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(iii)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Exhibit

1.1	Form of Underwriting Agreement

2.1	Amended and Restated Scheme Implementation Agreement (incorporated by reference to Exhibit 99.4 of the Current Report on Form 6-K of Benitec Biopharma Limited (File No. 001-37518) furnished on March 18, 2020)

3.1	Amended and Restated Certificate of Incorporation of Benitec Biopharma Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on April 15, 2020)

3.2	Amended and Restated Bylaws of Benitec Biopharma Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed on April 15, 2020)

4.1	Form of common stock certificate of Benitec Biopharma Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on April 15, 2020)

4.2	Form of Pre-Funded Warrant

4.3	Form of Purchase Warrant (incorporated by reference to Exhibit 99.4 of the Current Report on Form 6-K of Benitec Biopharma Limited (File No. 001-37518) furnished on September 30, 2019)

5.1	Opinion of Proskauer Rose LLP

10.1	Share Subscription Agreement, dated October 24, 2016, between Nant Capital, LLC and Benitec Biopharma Limited (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-3 of Benitec Biopharma Limited (File No. 333-218400) filed with the SEC on June 1, 2017)

10.2	Commercial Lease Agreement between Hayward Point Eden I Limited Partnership and Benitec Biopharma Limited (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form F-1 of Benitec Biopharma Limited (File No. 333-205135) filed with the SEC on June 22, 2015)

10.3**†	Employment agreement between Megan Boston and Benitec Biopharma Limited dated July 11, 2018

10.4**†	Employment agreement between Dr. Jerel A. Banks and Tacere Therapeutics, Inc. dated September 11, 2018

10.5	Research Collaboration Agreement, dated January 27, 2017, between Benitec Biopharma Limited and Nant Capital, LLC (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form F-3 filed with the SEC on June 1, 2017)

10.6	Form of Securities Purchase Agreement, dated September 30, 2019, between Benitec Biopharma Limited and the Purchasers (incorporated by reference to Exhibit 99.2 to Form 6-K of Benitec Biopharma Limited (File No. 001-37518) filed with the SEC on September 30, 2019)

10.7†	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on April 15, 2020)

10.8†	Benitec Officers’ and Employees’ Share Option Plan (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form S-8 of Benitec Biopharma Limited (File No. 333-209398) filed on February 3, 2016))

10.9**†	Form of Option Award Agreement under the Benitec Officers’ and Employees’ Share Option Plan

16.1**	Letter from Grant Thornton Audit Pty Ltd dated August 14, 2020

21.1	List of significant subsidiaries (incorporated by reference to Exhibit 21.1 to the Registrant’s Form 10-K filed on September 23, 2020)

Exhibit Number	Exhibit

23.1	Consent of Squar Milner LLP

23.2	Consent of Grant Thornton Audit Pty Ltd

23.3	Consent of Proskauer Rose LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page hereto)

*	To be filed by amendment.
**	Previously filed.
†	Indicates a management contract or compensatory plan.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on October 1, 2020.

BENITEC BIOPHARMA INC.

By:	/s/ Dr. Jerel Banks
Dr. Jerel Banks Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Dr. Jerel Banks Dr. Jerel Banks	Chief Executive Officer, Director (principal executive officer)	October 1, 2020

	/s/ * Megan Boston	Executive Director, Director (principal accounting and financial officer)	October 1, 2020

	/s/ * J. Kevin Buchi	Director	October 1, 2020

	/s/ * Peter Francis	Director	October 1, 2020

	/s/ * Edward Smith	Director	October 1, 2020

*By:	/s/ Dr. Jerel Banks Dr. Jerel Banks Attorney-in-fact